As filed with the Securities and Exchange Commission on May 18, 2012

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

E-House (China) Holdings Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

17/F, East Tower
No. 333 North Chengdu Road
Shanghai, PRC 200041
People’s Republic of China

(Address of Principal Executive Offices)

15,185,620 Ordinary Shares Issuable upon Exercise of the Outstanding Options and Vesting of the Outstanding Restricted Shares Assumed by the Registrant on April 20, 2012

(Full title of the plan)

Law Debenture Corporate Services Inc.
4th Floor, 400 Madison Avenue,
New York, New York 10017

(212) 750-6474

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Copies to:

Bin Laurence Chief Financial Officer E-House (China) Holdings Limited 17/F, East Tower No. 333 North Chengdu Road Shanghai 200041 People’s Republic of China (86-21) 6133-0808	Z. Julie Gao, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark 15 Queen’s Road Central Hong Kong (852) 3740-4700

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary shares, par value US$0.001 per share (2)	544,852	(2)	$0.72	(2)	$392,293	$44.96
	4,035,972	(2)	$3.38	(2)	$13,641,585	$1,563.33
	1,301,819	(2)	$0.74	(2)	$963,346	$110.40
	1,048,970	(2)	$6.75	(2)	$7,080,548	$811.43
	1,107,752	(2)	$8.99	(2)	$9,958,690	$1,141.27
	2,209,870	(2)	$7.89	(2)	$17,435,874	$1,998.15
	4,858,510	(2)	$4.22	(2)	$20,502,912	$2,349.63
	77,875	(3)	$4.95	(4)	$385,481	$44.17
Total	15,185,620		—		$70,360,729	$8,063.34
(1)

These shares may be represented by the Registrant’s American depositary shares (“ADSs”), each of which represents one ordinary share. The Registrant’s ADSs issuable upon deposit of the ordinary shares registered hereby have been registered under separate registration statements on Form F-6 (File No. 333-144450 and File No. 333-181404).

(2)

Represents ordinary shares issuable upon exercise of the outstanding options assumed by the Registrant on April 20, 2012, and the proposed maximum offering price per share represents the exercise price of these options. See “Explanatory Note” for more information about the assumption of the options. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution from share splits, share dividends or similar transactions.

(3)

Represents shares issuable upon vesting of the outstanding restricted shares assumed by the Registrant on April 20, 2012. See “Explanatory Note” for more information about the assumption of the restricted shares. Pursuant to Rule 416(a) under the Securities Act, this Registration Statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution from share splits, share dividends or similar transactions.

(4)

The proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) and Rule 457(c) under the Securities Act, is based on the average of the high and low prices for the registrant’s ADSs, as quoted on the New York Stock Exchange on May 17, 2012.

EXPLANATORY NOTE

This registration statement on Form S-8 is filed for the purposes of registering an aggregate of 15,185,620 ordinary shares of the Registrant.

On December 28, 2011, the Registrant entered into a merger agreement with China Real Estate Information Corporation (“CRIC”) and a wholly-owned subsidiary of the Registrant established in the Cayman Islands, or the Merger Sub. The merger was completed and the plan of merger became effective on April 20, 2012, or the Effective Time. At the Effective Time, CRIC became a privately-held and wholly-owned subsidiary of the Registrant. CRIC’s American depositary shares have ceased to trade on NASDAQ since April 23, 2012.

At the Effective Time, the Registrant assumed each CRIC option that is outstanding as of the Effective Time, whether vested or unvested, and converted each CRIC option into an option of the Registrant. Pursuant to the merger agreement, each Registrant option as so assumed and converted shall be exercisable for that number of whole Registrant ordinary shares (rounded down to the nearest whole share) equal to the product of (i) the total number of CRIC ordinary shares subject to such CRIC option and (ii) the Stock Award Exchange Ratio, at an exercise price per Registrant ordinary share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of the CRIC option by (y) the Stock Award Exchange Ratio.

As of the Effective Time, the Registrant assumed each unvested CRIC restricted share that is outstanding at the Effective Time and converted such into the number of Registrant restricted shares equal to (i) the number of CRIC restricted shares multiplied by (ii) the Stock Award Exchange Ratio (rounded up to the nearest whole share) pursuant to the merger agreement.

The Stock Award Exchange Ratio is 0.89, being the result of calculation following the formula specified in the merger agreement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.           Plan Information*

Item 2.           Registrant Information and Employee Plan Annual Information*

*  Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The documents containing information specified in this Part I will be separately provided to the participants, as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference

The following documents previously filed or furnished by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a)                                                          The Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2011 filed on April 24, 2012; and

(b)                                                         The description of the Registrant’s ordinary shares contained in the Registrant’s registration statement on Form 8-A (File No. 001-33616) filed on July 24, 2007, including any amendment and report subsequently filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.  Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement.  Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.

Item 4.           Description of Securities

Not applicable.

Item 5.           Interests of Named Experts and Counsel

Not applicable.

Item 6.           Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences or committing a crime.

Under the Registrant’s currently effective articles of association, the Registrant will indemnify its directors and officers against all actions, proceedings, costs, charges, expenses, losses, damages and liabilities incurred or sustained by him in connection with the execution and discharge of his duties, powers authorities or discretions as a director or officer of the Registrant, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending any civil proceedings concerning the Registrant or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the indemnification agreements, the form of which was filed as Exhibit 10.2 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-148729), the Registrant has agreed to indemnify its directors and executive officers to the fullest extent permitted by applicable law and our memorandum and articles of association, from and against all costs, charges, expenses, liabilities and losses incurred in connection with any litigation, suit or proceeding to which such director or executive director is or is threatened to be made a party, witness or other participant.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Registrant also maintains a directors and officers liability insurance policy for its directors and officers.

Item 7.           Exemption From Registration Claimed

Not applicable.

Item 8.           Exhibits

See the Index to Exhibits attached hereto.

Item 9.           Undertakings

(a)          The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)   to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Shanghai, China, on May 18, 2012.

E-House (China) Holdings Limited

By:	/s/ Xin Zhou
Name: Xin Zhou
Title: Co-Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints Mr. Xin Zhou, with full power to act alone, as his true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on May 18, 2012.

Signature	Title

Xin Zhou /s/ Xin Zhou	Co-Chairman and Chief Executive Officer (principal executive officer)

Bin Laurence /s/ Bin Laurence	Chief Financial Officer (principal financial and accounting officer)

Charles Chao /s/ Charles Chao	Co-Chairman

Neil Nanpeng Shen /s/ Neil Nanpeng Shen	Director

Bing Xiang /s/ Bing Xiang	Director

Hongchao Zhu /s/ Hongchao Zhu	Director

Jeffrey Zhijie Zeng /s/ Jeffrey Zhijie Zeng	Director

Signature	Title

Yunchang Gu /s/ Yunchang Gu	Director

Fan Bao /s/ Fan Bao	Director

Canhao Huang /s/ Canhao Huang	Director

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of China Real Estate Information Corporation has signed this registration statement or amendment thereto in New York on May 18, 2012.

Authorized U.S. Representative

By:	/s/ Michelle Patalano
Name: Michelle Patalano, on behalf of Law Debenture Corporate Services Inc.
Title: Manager

EXHIBIT INDEX

Exhibit Number	Description

4.1

Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 3.2 to the registration statement of the Registrant on Form F-1, as amended (File No. 333-148729))

4.2

Amendments to the Articles of Association of the Registrant adopted on October 16, 2008 (incorporated by reference to Exhibit 4.2 to the registration statement of the Registrant on Form S-8 (File No. 333-170447))

4.3

Form of Amended and Restated Deposit Agreement, among the Registrant, the depositary, and holders and beneficial owners of American Depositary Shares evidenced by American Depositary Receipts issued thereunder (incorporated by reference to Exhibit (a) to the registration statement of the Registrant on Form F-6 (File No. 333-181404)

5.1*	Opinion of Maples and Calder, Cayman Islands counsel to the Registrant, regarding the legality of the ordinary shares being registered

23.1*	Consent of Deloitte Touche Tohmatsu CPA Ltd., independent registered public accounting firm

23.2	Consent of Maples and Calder (included in Exhibit 5.1)

24.1	Power of Attorney (set forth on the signature page hereto)

*  Filed herewith.